                                                                   Exhibit 99.1

                             DESCRIPTIVE MEMORANDUM

                                Webtronics, Inc.

                                  May 15, 2003


            This memorandum provides certain information about Webtronics, Inc. as of the above date. It is not intended as an offer to sell any securities of the Company, nor as a solicitation of an offer to buy such securities, nor does it purport to contain all of the information that a prospective investor may desire in investigating the Company. The memorandum has been prepared as a convenient means of providing information to the United States Securities and Exchange Commission.



            THE SECURITIES OF THE COMPANY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            No person is authorized to give any information or to make any representation other than those contained herein and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. The delivery of this memorandum shall not under any circumstances create any implication that there has been no change in the Company's affairs since the date hereof, or that the information contained herein is correct as of any time subsequent to its date.

                     SUMMARY OF OUR BUSINESS AND OPERATIONS

            This summary highlights information contained elsewhere in this descriptive memorandum. This summary is not complete and does not contain all the information you should consider. You should read this entire descriptive memorandum carefully, especially the "Risk Factors."

            In this descriptive memorandum, the "Company" refers to Webtronics, Inc. The term "Callisto Research" refers to Callisto Research Labs, LLC and its predecessor Callisto Pharmaceuticals, Inc. and the term "Synergy" refers to Synergy Pharmaceuticals Inc. and their respective consolidated subsidiaries. We use the terms "we," "our," and "us" when we do not need to distinguish among these entities or their predecessors or when any distinction is clear from the context.

                                BUSINESS OVERVIEW

            The Company was incorporated in the state of Florida on February 2, 2001 for the purpose of selling foreclosure and mortgage information through the Internet. In an effort to develop that business, we entered into a contract with a web hosting service on a month to month basis to provide disk space for an e-commerce site. We abandoned the online mortgage business in order to focus and consummate the merger of Callisto Research and Synergy.


            Callisto Research is a biotechnology company that focuses on the development of innovative products for the treatment of infectious diseases and their immunological conditions. Callisto Research has developed a diagnostic test for Obsessive Compulsive Disorder and related neuropsychiatric disorders. Callisto Research is also developing a peptide (small protein) that has demonstrated the ability to bind important components of the human immune system, which is being studied for efficacy in treating toxic shock syndrome and sepsis and rheumatoid arthritis.

            Synergy is a biopharmacetitical company engaged in the development of novel human therapeutics based on 2 technology platforms: 1) Atiprimod for treatment of multiple myeloma and autoimmune diseases, and 2) guanylyl cyclase receptor agonists for treating colon cancer, ulcerative colitis and asthma. From these 2 technologies, Synergy currently has 1 drug candidate with an active IND and an IND amendment for new therapeutic areas, with at least 1 IND expected to be filed within the next year.

Merger Involving the Company, Callisto Research Labs, LLC and Synergy

            Pursuant to an Agreement and Plan of Merger dated March 10, 2003, as amended April 4, 2003, on April 30, 2003, Synergy Acquisition Corp., a wholly-owned subsidiary of the Company merged into Synergy and Callisto Acquisition Corp., a wholly-owned subsidiary of the Company merged into the predecessor of Callisto Research Labs, LLC. As a result of the mergers, Callisto Research Labs and Synergy are wholly-owned subsidiaries of the Company. The Company issued 17,318,994 shares of its common stock in exchange for outstanding Callisto Research Labs common stock and an additional 4,395,684 shares in exchange for outstanding Synergy common stock.

            In addition, as part of the merger transactions, the Company created Callisto Research Labs and on May 8, 2003 merged Callisto Pharmaceuticals, Inc. into Callisto Labs.

Summary Financial Data

            The following summary financial data of the Company should be read with the pro forma unaudited condensed financial statements included elsewhere in this document and the financial statements and the notes to those statements filed with the Company's Form 10-KSB for 2002. The statement of operations data for the period commencing February 12, 2001 (inception) to December 31, 2002 and the balance sheet data at December 31, 2002 are derived from our financial statements which have been audited by Baum & Company, P.A., our independent public accountants. The statement of operations data displayed in the "Pro Forma for Callisto Research and Synergy Merger" column gives effect to the Merger as if it were completed on January 1, 2002. The balance sheet data displayed in the "Pro Forma for Callisto Research and Synergy Merger" column gives effect to the Merger as if it were completed on December 31, 2002.


                                                                 Years Ended December 31,
                                                  --------------------------------------------------------
                                                                                             Proforma for
                                                                                              Callisto
                                                                                             Research and
                                                              Historical                    Synergy Merger
                                                  ----------------------------------        --------------
                                                      2001                  2002                 2002
                                                      ----                  ----                 ----
Statement of operation data:
  Total revenue                                   $          -          $          -          $    967,408
  General and administrative expenses                      440                 2,153             3,829,471
                                                  ------------          ------------          ------------
   Operating loss                                 $       (440)               (2,153)           (2,862,063)
  Other income, net                                          -                     -                44,866
  Net loss                                        $       (440)         $     (2,153)         $ (2,817,197)
                                                  ============          ============          ============
  Net loss per share                              $          -          $          -          $      (0.12)
                                                  ============          ============          ============
Weighted average shares outstanding                  1,054,500             1,054,500            23,481,319
                                                  ============          ============          ============



                                                 December 31,
                                        ----------------------------------
                                                            Pro forma for
                                                                Callisto
                                                              Research and
                                         Historical          Synergy Merger
                                            2002                 2002
                                            ----                 ----

Balance sheet data:
  Cash and cash equivalents               $  232               $2,838,030
  Working capital                            232                2,102,623
   Total assets                              232                3,678,429
   Total stockholders equity                 232                2,817,840

Pro Forma Unaudited Condensed Financial Data

      The following pro forma unaudited condensed financial data are derived from the pro forma unaudited condensed financial information included elsewhere in this document and should be read together with that data and with the notes to that data. The pro forma unaudited condensed financial data:

      o are based upon the historical financial statements of Callisto Research, Synergy and the Company as of and for the year ended December 31, 2002.

      o     are adjusted to give effect to the Merger.

      The pro forma unaudited condensed financial data are for illustrative purposes only and do not necessarily indicate the operating results or financial position that would have been achieved had the Merger been completed as of the dates indicated or of the results that may be obtained in the future. In addition, the data does not reflect the synergies that might be achieved, if any.

Income Statement Data:

                                                        Year ended
                                                     December 31, 2002
                                                     -----------------
Revenue                                                $   967,408
Operating expenses                                       3,829,471
Net loss                                                (2,817,197)
                                                        ===========
Net loss per share                                          (0.12)
                                                            =====
Balance Sheet Data:

                                                As of December 31, 2002
                                                -----------------------
Total assets                                            $3,678,429
Total liabilities                                          860,589
Stockholders' equity                                     2,817,840

                                  RISK FACTORS

            The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all of part of your investment.

            The following risks relate to our business as a biotechnology company without a significant operating record:



The integration of Callisto Research and Synergy will present significant challenges. We may not be able to realize the benefits anticipated from the Merger.

            We face significant challenges in integrating organizations, operations, research and development, technology, product lines and services in a timely and efficient manner and in retaining key personnel and strategic partnerships of both Callisto Research and Synergy. The combination of both companies will require, among other things, integration of the companies' management staffs, coordination of the companies' research and development, sales and marketing efforts, and identification and elimination of redundant and/or unnecessary overhead. Diversion of management attention, loss of management-level and other highly qualified employees, and an inability to integrate management, systems and operations of these two companies may all result from the Merger. The failure to integrate Callisto Research and Synergy successfully and to manage the challenges presented by the integration process may result in our not achieving the anticipated potential benefits of the Merger and could have a material adverse effect on our financial condition. Delays encountered in the transition process could have a material adverse effect upon our company.

Our product candidates are in an early stage of development and products are not expected to be marketed for several years

            We have not completed the development of any products and, accordingly, have not received any regulatory approvals, commenced marketing activities or generated revenues from the sale of products. Each of our product candidates will require significant additional development, pre-clinical and clinical trials, regulatory approval and additional investment prior to commercialization. We do not expect to market any products for several years. In addition, each of our product candidates are subject to the risks of failure inherent in the development of products based on innovative technologies. Accordingly, there can be no assurance that our research and development efforts will be successful, that any of our product candidates will prove to be safe, effective and non-toxic in clinical trials, that any commercially successful products will be developed, that the proprietary or patent rights of others will not preclude us from marketing our product candidates or that others will not develop competitive or superior products. As a result of the early stage of development of product candidates and the extensive testing and regulatory review process that such product candidates must undergo, we cannot predict with certainty when it will be able to market any of its products, if at all. Our product development efforts are based on novel scientific approaches. There is, therefore, substantial risk that these approaches may not prove to be successful.

We have a history of losses and expect losses in the future

            We have incurred operating losses in every fiscal period we have operated. We expect to incur substantial additional operating losses over the next several years and expect cumulative losses to increase as our research and development and clinical efforts expand. Revenues, if any, that we may receive in the next few years will be limited to payments under research or product development relationships that we may establish and patents under license agreements that we may enter into. There can be no assurance that we will be able to establish any such relationships, enter into any such license agreements or generate revenues. To achieve profitable operations, we must, alone or with others, successfully identify and develop products, conduct clinical trials, obtain regulatory approvals and manufacture and market its products or enter into license agreements with third parties on acceptable terms. We may never achieve significant revenues or profitable operations.

We will require additional funding to execute our business strategy. If funding is not available or not available on acceptable terms, we may be required to curtail certain product development.

            We will require substantial additional funds to conduct and sponsor research and development activities, to conduct pre-clinical and clinical testing, and to market our products. Our future capital requirements will depend on many factors, including continued scientific progress, progress with pre-clinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, our ability to establish collaborative arrangements, effective commercialization activities and arrangements and the purchase or development of additional equipment and facilities. There can be no assurance, however, that changes in our research and development plans or other events affecting our operating expenses will not result in the expenditure of such proceeds prior to that time. We have no other current sources of funding. As a result, we will need to raise additional funds before any of our product candidates achieves regulatory approvals, if at all. We intend to seek such additional funding through collaborative arrangements and through public or private financings. There can be no assurance that additional financing will be available, or, if available, that such additional financing will be available on terms acceptable to us. If additional funds are raised by issuing debt, we will incur fixed payment obligations, which could delay the time, if any, when we may achieve profitability. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our principal product candidates or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products that we would not otherwise relinquish.

Ours operations are subject to stringent laws and regulations and if we are unable to comply, our business may be significantly harmed

            The production and marketing of our principal product candidates, as well as certain of our respective research and development activities, are subject to regulation by governmental agencies in the United States and other countries. Any drug developed by us will be subject to a rigorous approval process pursuant to regulations administered by the United States Food and Drug Administration (the "FDA"), comparable agencies in other countries and, to a lesser extent, state regulatory authorities. The approval process for any one of our product candidates is likely to take several years or more and will involve significant expenditures by us for which additional financing will be required. Our cost of conducting clinical trials for any potential product can vary dramatically based on a number of factors, including the order and timing of clinical indications pursued and the extent of development and financial support, if any, from collaborators. Because of the intense competition in the biopharmaceutical and medical diagnostic markets and concern over the safety of participating in clinical trials, we may have difficulty obtaining sufficient patient populations or the support of clinicians to conduct our clinical trials as planned and may have to expend substantial additional funds to obtain access to such resources, or delay or modify our plans significantly. There can be no assurance that we will be able to obtain necessary clearances for clinical trials or approvals for the manufacturing or marketing of any of our product candidates, that we will have sufficient resources to complete the required regulatory review process or that we can survive the inability to obtain, or delays in obtaining, such approvals. Even if regulatory approvals are obtained, they may provide for significant limitations on the indicated uses for which a product may be marketed. As with all investigational products, additional government regulations may be promulgated requiring that additional research data be submitted that could delay marketing approval of any of our product candidates. The subsequent discovery of previously unknown complications or the failure to comply with applicable regulatory requirements may result in restrictions on the marketing, or the withdrawal, of products or possible civil or criminal liabilities. In addition, we cannot predict whether any adverse government regulation might arise from future administrative actions.

There are no assurances that any of our future products will receive regulatory approval

            As part of the regulatory review process, we must sponsor and file, or obtain through others, regulatory applications for each of our product candidates before we will be able to initiate the clinical trials necessary to generate safety and efficacy data for inclusion in an application for FDA marketing approval. We have not filed any regulatory applications to date. We cannot predict with certainty when we may first submit any application for any product candidates for FDA or other regulatory review. There can be no assurance that clinical data from studies performed by us or others will be acceptable to the FDA or other regulatory agencies in support of any applications that may be submitted for regulatory approval and the FDA may, among other things, require us to collect additional data and conduct additional clinical studies prior to acceptance of any such applications.

We will be dependent upon relationships with other companies to conduct clinical trials and manufacture, market or sell our products

            Our strategy for the research, development and commercialization of our product candidates will require us to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, and may therefore be dependent upon the subsequent success of these outside parties in performing our responsibilities. In addition, there can be no assurance that we will be able to establish other collaborative arrangements or license agreements that we deem necessary or acceptable to develop and commercialize our product candidates or that such collaborative arrangements or license agreements will be successful. Moreover, certain of the collaborative arrangements that we may enter into in the future may place responsibility for pre-clinical testing and clinical trials and for preparing and submitting applications for regulatory approval for product candidates on the collaborative partner. Should a collaborative partner fail to develop or commercialize successfully any product candidate to which we have rights, our business may be adversely affected. In addition there can be no assurance that collaborators will not be pursuing alternative technologies or developing products either on their own or in collaboration with others, including our competitors, as a means for developing treatments for the diseases or disorders targeted by these collaborative programs.

Our ability to compete effectively may decline if we do not adequately protect our technology and intellectual property, or if we lose some of our intellectual property rights as a result of, or otherwise become involved in, expensive lawsuits or administrative proceedings

            Our ability to compete effectively depends on our success in protecting our proprietary technology in the United States and abroad. The patent positions of biopharmaceutical and medical diagnostic companies generally are highly uncertain and involve complex legal and factual questions. No consistent policy has emerged regarding the breadth of claims covered in biopharmaceutical and medical diagnostic patents. As our research projects develop, we intend to file additional patent applications with the United States Patent and Trademark Office (the "PTO") and with corresponding foreign patent authorities. There can be no assurance that the PTO or any foreign jurisdictions will grant our patent applications or that we will obtain any patents or other protection for which application for patent protection has been made. No assurance can be given that patents issued to or licensed by us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide any competitive advantage. We will also rely on trade secrets, know how and continuing technological advancement in seeking to achieve a competitive position. No assurance can be given that we will be able to protect our rights to our unpatented trade secrets or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

            In addition to protecting our proprietary technology and trade secrets, we may be required to obtain additional licenses to patents or other proprietary rights from third parties. No assurance can be given that any additional licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If we do not obtain required licenses, we could encounter delays in product development while we attempt to design around blocking patents, or we could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

            We could also incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties. The PTO could institute interference proceedings against us in connection with one or more of our patents or patent applications, and such proceedings could result in an adverse decision as to priority of invention. The PTO or others could also institute reexamination proceedings with the PTO against us in connection with one or more of our patents or patent applications and such proceedings could result in an adverse decision as to the validity or scope of any patents that we may obtain or have the right to use.

Many of our competitors have substantially greater financial, technical, research and development and human resources than us and we may lose business to competitors

            Our success will depend on our ability to develop and apply our multiple technologies in the design and development of our product candidates and to establish and maintain a market for our product candidates. There also are many companies, both public and private, including major pharmaceutical and chemical companies, medical diagnostic companies, specialized biotechnology firms, universities and other research institutions engaged in developing pharmaceutical and biotechnology products and medical diagnostics. Many of these companies have substantially greater financial, technical, research and development, and human resources than us. Competitors may develop products or other technologies that are more effective than any that are being developed by us or may obtain FDA approval for products more rapidly than us. If we commence commercial sales of products, we still must compete in the manufacture and marketing of such products, areas in which we have no experience. Many of these companies also have manufacturing facilities and established marketing capabilities that would enable such companies to market competing products through existing channels of distribution. As a result, there can be no assurance that our product candidates will be successfully developed into products that can be administered to humans or that any such drugs or therapies will prove to be safe and effective in clinical trials or cost-effective to manufacture. Further, any product candidates developed by us may prove to have adverse side effects.

There is no assurance that adequate third-party reimbursement will be available for our commercialized products

            The levels of revenues and profitability of biopharmaceutical and medical diagnostic companies may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of healthcare through various means. For example, in certain foreign markets, pricing of prescription pharmaceuticals is subject to governmental control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar government control. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform or legislation.

            We cannot predict the effect that healthcare reforms may have on our business, and there can be no assurance that any such reforms will not have a material adverse effect on us. Further, to the extent that such proposals or reforms have a material adverse effect on the business, financial condition and profitability of other pharmaceutical and medical diagnostic companies that are prospective collaborators for certain of our potential products, our ability to commercialize our product candidates may be adversely affected. In addition, in both the United States and elsewhere, sales of prescription medical products are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors can indirectly affect the pricing or the relative attractiveness of our product candidates by regulating the maximum amount of reimbursement that they will provide for our or by denying reimbursement. There can be no assurance that, if and when marketed, our product candidates will be considered cost-effective by third party payors, that reimbursement will be available or, if available, that such third party payors' reimbursement policies will not adversely affect our ability to sell our product candidates on a profitable basis. Limitations on, or failure to obtain, reimbursement for use of our product candidates and changes in government and private third party payors' policies toward reimbursement could have a material adverse effect on our ability to market our product candidates.

We do not have any manufacturing experience

            We do not intend to invest in large scale manufacturing facilities until our product candidates pass significant development hurdles. We believe that all of our existing products in development can be made using well understood manufacturing methods. Nevertheless, we have no manufacturing experience and we may not be able to develop reproducible and effective manufacturing processes at a reasonable cost. In such event, we will have to rely on third party manufacturers whose availability and cost is presently unclear.

If we lose our key employees and consultants or are unable to attract or retain qualified personnel, our business could suffer

            Our success will be highly dependent on our ability to attract and retain qualified scientific and management personnel. We will be highly dependent on our management, scientific staff, and consultants, including Dr. John B. Zabriskie. The loss of the services of Dr. Zabriskie or other personnel or consultants could have a material adverse effect on our operations. Although we expect to enter into employment agreements with each of our key management and scientific employees and consulting agreements with our key outside scientific advisors, any of such persons may terminate his or her employment or consulting arrangement with us at any time on short notice. Accordingly, there can be no assurance that these employees and consultants will remain associated with us. The loss of the services of the principal members of our personnel or consultants may impede our ability to commercialize our product candidates.

            Our planned activities may require additional expertise in areas such as pre-clinical testing, clinical trial management, regulatory affairs, manufacturing and marketing. Such activities may require the addition of new personnel and the development of additional expertise by existing management personnel. We face intense competition for such personnel from other companies, academic institutions, government entities and other organizations, and there can be no assurance that we will be successful in hiring or retaining qualified personnel. Our inability to develop additional expertise or to hire and retain such qualified personnel could have a material adverse effect on our operations.

            The following risks relate principally to our common stock and its market value:

There is no existing market for our common stock.

            Our common stock is quoted on the Over the Counter Bulletin Board under the symbol "WBTN.OB." There is no active trading market for any of our securities. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for the securities, the ability of holders of the securities to sell their securities, or the prices at which holders may be able to sell their securities.

The market price of our common stock may be adversely affected by several factors.

            The market price of our common stock could fluctuate significantly in response to various factors and events, including:

            o our ability to integrate operations, technology, products and services;

            o           our ability to execute our business plan;

            o           operating results below expectations;

            o announcements of technological innovations or new products by us or our competitors;

            o           loss of any strategic relationship;

            o           industry developments;

            o           economic and other external factors; and

            o           period-to-period fluctuations in our financial results.

            In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our stock.

            We have never paid cash dividends on our stock and do not anticipate paying cash dividends on our stock in the foreseeable future. The payment of dividends on our stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

            If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. Stockholders who have been issued shares in the Merger will be able to sell their shares pursuant to Rule 144 under the Securities Act of 1933, beginning one year after the stockholders acquired the shares.

                INFORMATION REGARDING FORWARD LOOKING STATEMENTS

            We have made forward-looking statements in this document, all of which are subject to substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate" and "continue" or similar words. Forward-looking statements include information concerning possible or assumed future business success or financial results. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or our financial condition or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are unable to accurately predict or control. Accordingly, we do not undertake the obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. The factors listed in the section captioned "Risk Factors," as well as any cautionary language in this document, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this document could have a material adverse effect on our business, operating results and financial condition.

                                 DIVIDEND POLICY

            It is our present policy not to pay cash dividends and to retain future earnings to support our growth. We do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

            The following table sets forth, at December 31, 2002, the actual short-term debt and capitalization of the Company, and the pro forma short-term debt and capitalization of the Company as if the Merger had been consummated as of such date. This table should be read in conjunction with the pro forma unaudited condensed financial statements and notes thereto and the financial statements of each of Callisto Research Labs, Synergy and the Company and the notes thereto.

                                                       Actual        Pro forma
                                                  ------------     ------------
Current portion of long term debt                 $          -     $          -

Long-term obligations                                        -                -

Stockholders equity:
      Common stock, .0001 par value
      50,000,000 authorized, 1,054,500
      issued and outstanding (pro forma,
      23,481,319 issued and outstanding)                   105            2,348

      Additional paid-in-capital                         2,720       39,834,350
      Deficit accumulated during the
      development stage                           $     (2,593)    $(37,018,858)
                                                  ------------     ------------
      Total stockholders equity and
       capitalization                             $        232     $  2,817,840
                                                  ============     ============

             SELECTED FINANCIAL DATA OF CALLISTO RESEARCH LABS, LLC

            The following selected financial data of Callisto Research Labs should be read with the financial statements and the notes to those statements included elsewhere in this document. The statement of operations data for the years ended December 31, 2001 and 2002 and the balance sheet data at December 31, 2002 are derived from Callisto Research Lab's financial statements which have been audited by Arthur Yorkes & Company LLP, Callisto Research Lab's independent public accountants.

                                                     Years Ended December 31,
                                                 ------------------------------
                                                     2001                2002
                                                     ----                ----
Statement of operations data:
    Total revenue                                $         -        $         -

    General and administrative
      expenses                                     1,461,632          1,364,250
                                                 -----------        -----------
    Operating loss                                (1,461,632)        (1,364,250)
    Other income, net                                 78,917             21,009
                                                 -----------        -----------
    Net loss                                     $(1,382,715)       $(1,343,241)
                                                 ===========        ===========


                                                              December 31, 2002
                                                              -----------------
Balance sheet data:
   Cash and cash equivalents                                       $ 2,223,462
   Working capital                                                   1,808,652
   Total assets                                                      3,133,660
   Total stockholders equity                                         2,690,394

       CALLISTO RESEARCH LABS, LLC'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION

            The following discussion should be read in conjunction with Callisto Research Lab's financial statements and notes to those statements and other financial information appearing elsewhere in this Descriptive Memorandum. In addition to historical information, the following discussion and other parts of this Descriptive Memorandum contain forward-looking information that involves risks and uncertainties.

Overview

            Callisto Research Labs is a development stage biopharmaceutical company, whose primary focus is on biopharmaceutical product development. Since inception in June 1996 Callisto Research Lab's efforts have been principally devoted to research and development, securing patent protection, obtaining corporate relationships and raising capital. Since inception through December 31, 2002, Callisto Research Labs has sustained cumulative net losses of $7,064,968. Callisto Research Lab's losses have resulted primarily from expenditures incurred in connection with research and development, outside services and consulting fees. From inception through December 31, 2002, research and development expenses amounted to $1,707,872, outside services totaled $908,303 and consulting fees totaled $721,084. From inception through December 31, 2002 Callisto Research Labs has not generated any revenue from operations.

            Since inception, Callisto Research Labs has had limited resources, has incurred cumulative net operating losses of $7,064,968 and expects to incur additional losses to perform further research and development activities. Callisto Research Labs does not currently have commercial biomedical products, and does not expect to have such for several years, if at all.

            To date, Callisto Research Labs has not marketed, or generated revenues from the commercial sale of any products. Callisto Research Lab's biopharmaceutical product candidates are not expected to be commercially available for several years, if at all.

Significant Accounting Policies

            Financial Reporting Release No. 60, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 1 of the notes to the Callisto Research Labs financial statements include a summary of the significant accounting policies and methods used in the preparation of Callisto Research Lab's financial statements.

Patents and Research and Development Costs

            Callisto Research Labs capitalizes the cost of acquiring patents on its products and the cost of patents obtained through acquisition. Patents are being amortized on a straight-line basis over the estimated useful life of the patent, generally ten years. Callisto Research Labs charges all research and development costs to expense as incurred.

Off-Balance Sheet Arrangements

            Callisto Research Labs does not have any off-balance sheet arrangements.

Results of Operations

Twelve Months ended December 31, 2002 and December 31, 2001.

            Operating expenses for the twelve months ended December 31, 2002 were $1,364,250, a decrease of approximately 7% from $1,461,632 for the twelve months ended December 31, 2001. Payroll expenses declined by approximately 18% as a result of the termination of an officer of Callisto Research Labs during 2002, travel expenses declined in 2002 from 2001 by approximately 63% due primarily to less European travel by Callisto Research Lab's officers and consultants and professional fees were approximately 48% higher in the twelve months ended December 31, 2002 compared to the same period of 2001 due to increased legal fees in connection with licensing and other corporate activities.

            Research and development expenses increased approximately 7% to $388,545 for the twelve months ended December 31, 2002 from $362,897 for the same period in 2001. There were no significant changes in the pattern of expenses between the two twelve month periods. All of our product programs are in the early stage of development. At this stage of development, we can not make estimates of the potential cost for any program to be completed or the time it will take to complete the project. We do not track the costs of each product program. The risk of completion of any program is high risk because of the long lead time to program completion and uncertainty of the costs.

            Interest and dividend income was $34,496 for the twelve months ended December 31, 2002 compared to interest and dividend income of $182,404 for the twelve months ended December 31, 2001. This decrease was a result of reduced interest rates and cash available for investment due to the use of cash for operating expenses.

Liquidity and Capital Resources

            As of December 31, 2002 Callisto Research Labs had $2,223,462 in cash and cash equivalents.

            In March 2002, Callisto Research Labs purchased 99.7% of the outstanding common stock of the Company for $400,000.

             SELECTED FINANCIAL DATA OF SYNERGY PHARMACEUTICALS INC.

            The following selected financial data of Synergy should be read with the financial statements and the notes to those statements included elsewhere in this document. The statement of operations data for the years ended March 31, 2001 and 2002 and the balance sheet data at March 31, 2002 are derived from Synergy's financial statements which have been audited by KPMG Chartered Accountants, Synergy's independent accountants. The statement of operations data for the nine months ended December 31, 2001 and 2002 and the balance sheet data at December 31, 2002, are derived from Synergy's unaudited financial statements. Synergy's unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of Synergy's management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for such period.

                                                                                              Nine Months Ended
                                                         Years Ended March 31                    December 31,
                                                   ------------------------------        --------------------------------
                                                       2001               2002               2001               2002
                                                       ----               ----               ----               ----
Statements of operations data:
        Total revenue                              $         -        $         -        $         -        $         -
        Operating expenses                             448,000          1,052,000            721,482            767,778
                                                   -----------        -----------        -----------        -----------
        Operating loss                                (448,000)        (1,052,000)          (721,482)          (767,778)
        Other income
         (expense), net                                 62,000             12,000              6,514             (4,347)
         Income taxes                                        -                  -                  -            223,366
                                                   -----------        -----------        -----------        -----------
         Net loss                                  $  (386,000)       $(1,040,000)       $  (714,968)       $  (548,759)
                                                   ===========        ===========        ===========        ===========

                                            March 31, 2002    December 31, 2002
                                            --------------    -----------------
Balance sheet data:
       Cash and cash
       equivalents                             $  371,000         $  187,884

        Working capital
          (deficit)                               374,000           (170,998)
        Total assets                            1,053,000            929,800
        Total stockholders
          equity                                  589,000             62,477

           SYNERGY PHARMACEUTICALS INC.'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            The following discussion should be read in conjunction with Synergy's financial statements and notes to those statements and other financial information appearing elsewhere in this Descriptive Memorandum. In addition to historical information, the following discussion and other parts of this Descriptive Memorandum contain forward-looking information that involves risks and uncertainties.

Overview

            Synergy is a development stage biopharmaceutical company, whose primary focus is on biopharmaceutical product development. Since inception in February 1992 Synergy's efforts have been principally devoted to research and development, securing patent protection, obtaining corporate relationships and raising capital. Since inception through March 31, 2002, Synergy has sustained cumulative net losses of $28,517,000. Synergy's losses have resulted primarily from expenditures incurred in connection with research and development and general and administrative expenses. From inception through March 31, 2002, research and development expenses amounted to $17,189,000, general and administration expenses amounted to $14,538,000 and reimbursements from a corporate collaborator amounted to $5,939,000. From inception through March 31, 2002 Synergy has not generated any revenue from operations.

            Since inception Synergy has had limited resources, has incurred cumulative net operating losses of $28,517,000 to March 31, 2002 and expects to incur additional losses to perform further research and development activities. Synergy does not have commercial biomedical products, and does not expect to have such for several years, if at all.

            To date, Synergy has not marketed, or generated revenues from the commercial sale of any products. Synergy's biopharmaceutical product candidates are not expected to be commercially available for several years, if at all.

Significant Accounting Policies

            Financial Reporting Release No. 60, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 3 of the notes to the Synergy financial statements include a summary of the significant accounting policies and methods used in the preparation of Synergy's financial statements.

Research and Development Costs

            Synergy charges all research and development costs to expense as incurred.

Off-Balance Sheet Arrangements

            Synergy does not have any off-balance sheet arrangements.

Results of Operations

Nine Months ended December 31, 2002 and December 31, 2001

            Operating expenses for the nine months ended December 31, 2002 were $767,778, an increase of approximately 6% from $721,482 for the twelve months ended December 31, 2001. Expenses were actually much higher in the nine months ended December 31,2001 however there were significant reimbursements from a corporate collaborator of $2,737,994 in that period. The only receipt from a corporate collaborator in the nine months ended December 31,2002 was in respect of a $200,000 milestone payment. Grants of $393,500 towards general and administrative expenses were received in the nine months ended December 31,2002, an increase of 75% over the $225,000 received in the earlier period.

            Research and development expenses decreased substantially from $2,469,820 for the nine months ended December 31, 2001 to $296,239 for the same period in 2002 as much less material was ordered from suppliers and activity levels were reduced.

            In the nine months ended December 31, 2002 Synergy received $223,366 as part of a Tax Rebate Program operated by the State of New Jersey.

Twelve Months ended March 31, 2002 and March 31, 2001.

            Operating expenses for the twelve months ended March 31, 2002 were $1,052,000, an increase of approximately 135% from $448,000 for the twelve months ended March 31, 2001 due to a lower level of reimbursements from a corporate collaborator. Payroll expenses increased by approximately 7% as a result of salary increases, travel expenses increased by approximately 8% and professional fees were approximately 50% lower in the twelve months ended March 31, 2002 compared to the same period of 2001 due to fewer company legal requirements.

            Research and development expenses increased approximately 31% to $2,554,000 for the twelve months ended March 31, 2002 from $1,950,000 for the same period in 2001 as more material was ordered from suppliers. All of Synergy's product programs are in the early stage of development. At this stage of development, Synergy can not make estimates of the potential cost for any program to be completed or the time it will take to complete the project. Synergy does not track the costs of each product program. The risk of completion of any program is high risk because of the long lead time to program completion and uncertainty of the costs.

            Interest income was $30,000 for the twelve months ended March 31, 2002 compared to interest income of $42,000 for the twelve months ended March 31, 2001. This decrease was a result of lower cash balances.

Liquidity and Capital Resources

            As of December 31, 2002 Synergy had $187,884 in cash and cash equivalents.

                   SELECTED FINANCIAL DATA OF WEBTRONICS, INC.

            The following selected financial data of the Company should be read with the financial statements and the notes to those statements included in the Company's Form 10-KSB for 2002. The statement of operations data for the period commencing February 12, 2001 (inception) to December 31, 2002 and the balance sheet data at December 31, 2002 are derived from the Company's financial statements which have been audited by Baum & Company, P.A., the Company's independent public accountants.

                                                Years Ended December 31,
                                                 2001                 2002
                                                 ----                 ----
Statement of operation data:
  Total revenue                              $      -              $     -
  General and administrative expenses             440                2,153
                                             --------              -------
  Net loss                                   $   (440)             $ 2,153
                                             ========              =======

                                                            December 31, 2002
                                                            -----------------
Balance sheet data:
  Cash and cash equivalents                                    $ 232

 Working capital                                                 232

Total assets                                                     232

Total stockholders equity                                        232


       WEBTRONICS, INC. MANAGEMENT'S DISCUSSON AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

            The accounting policies of the Company are described in Note 1 of the Company's consolidated financial statements included elsewhere in this Descriptive Memorandum for the fiscal year ended December 31, 2002. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            Prior to the Merger, the Company was in the development stage and had only limited expenditures and no estimates. Therefore, we do not consider any accounting policy to be critical to the understanding of our business.

Results of Operations

            Our audited financial statements reflect our operating results from February 12, 2001 (inception) to December 31, 2002 and for the year ended December 31, 2002. During the period from inception to December 31, 2002, we had no revenue and our expenses totaled $2,593, of which $440 was incurred in 2001 and $2,153 in 2002. Substantially all of these expenses were for office and administrative activities related to the early stages of developing plans for our foreclosure and mortgage information business. We entered into an agreement for the hosting of our website prior to our change in control in March, 2002 and thereafter suspended that agreement to preserve cash pending new management's assessment of plans for financing the cost of indexing with search engines and providing amortization calculators, mortgage analysis tools and 24/7 access. Substantially all of these expenditures were made by management before March 15, 2002.

            Prior to the Merger, Callisto Research Labs, our principal shareholder at the time, paid for expenses such as accounting and legal fees relating to our reporting responsibility under the Securities Exchange Act of 1934, as well as provided us with an office location without any expectation of repayment.

Liquidity and Capital Resources

            Most of our operating expenses were previously borne by Callisto Research Labs, without any expectation of reimbursement.

                     DESCRIPTION OF THE COMPANY'S BUSINESS

Callisto Research Labs, LLC

            Callisto Research Labs is a biopharmaceutical company whose mission is the development of innovative products for the diagnosis and treatment of infectious diseases and their immunological complications. Product development efforts are focused on the relationship between inflammation, autoimmune diseases, neurological disorders, and infectious disease. One product candidate, based on a patented synthetic polypeptide antigen, has successfully completed preclinical testing. Callisto Research Labs believes its multidisciplinary approach will lead to diagnostic and therapeutic products targeting markets with limited competition and unmet clinical needs.

            Callisto Research Labs claims a distinct advantage in the development of biological agents for the treatment and diagnosis of disease on the basis of its expertise in ligand-specific peptide design, analysis and synthesis (as demonstrated in the Microbiology/Immunology laboratory of Professor John B. Zabriskie, Callisto Research Lab's founding scientist, at Rockefeller University). This approach to the design of biological agents is the potential source of several important classes of drugs (including proprietary vaccines), natural and recombinant antibodies, and modulators of immune function.

Product Candidates

Toxic Shock Syndrome

            In the area of infectious disease Callisto Research Labs is developing a therapeutic agent for toxic shock syndrome, an often-fatal consequence of gram-positive bacterial infection. These gram-positive bacteria, species of streptococcus and staphylococcus, synthesize toxins (superantigens) that non-specifically activate the immune system. Aberrant activation of the immune system leads to overproduction of cytokines (factors that effect other cells and are synthesized by immune cells) resulting in shock, multiple organ failure and death. Using a synthetic peptide whose sequence is similar to those of various toxins of gram-positive bacteria, Callisto Research Labs has developed a proprietary antibody (Anti Toxic Shock or ATS antibody) that recognizes the different toxins and neutralizes their biological effect. The ATS antibody has been shown to inhibit the synthesis of cytokines and protect animals from shock. Callisto Research Labs is developing several forms of this antibody to be administered early in toxic shock cases to block the effect of bacterial toxins and prevent or mitigate the signs and symptoms of this serious disease. Callisto Research Labs expects its ATS antibody to be sold principally to hospitals for use in critical care or emergency room settings.

Peptide Therapy

            There is evidence that the synthetic peptide itself protects cells from the stimulus of superantigens, so the peptide alone, or a smaller modification of it, might be a useful agent in the treatment of toxic shock. The development of ligand specific peptides represents a pathway of streamlined rational drug development and production, since commercial quantities of specifically designed peptides can be produced through established contract GMP facilities.

Systemic Inflammatory Response Syndrome (SIRS)

            Callisto Research Labs is developing an immunotherapeutic product for the treatment of Systemic Inflammatory Response Syndrome (SIRS), an often-fatal condition. Most cases of SIRS are due to infection caused by either gram-negative or gram-positive bacteria. As with toxic shock, SIRS involves the over-activation of the immune system beginning with cytokine synthesis and release. In SIRS due to infectious disease, however, excess cytokine synthesis is triggered by components of the cell wall of gram-positive bacteria or the outer membrane of gram-negative bacteria. Callisto Research Labs has developed an antibody that has been shown to block cytokine release triggered by both cell wall and outer membrane components, and may therefore be effective in SIRS cases caused by either gram-positive or gram-negative bacterial infections. In addition, since SIRS caused by gram-negative bacteria is often complicated and aggravated by low-grade infection with gram-positive bacteria, the use of ATS antibody is expected to be beneficial. Callisto Research Labs has developed a strategy for successful clinical development of a therapeutic agent for SIRS based on testing the prophylactic and therapeutic action of the drug in homogeneous patient populations treated early in the course of the disorder.

Diagnostic Test for OCD

            Callisto Research Labs' lead program is a diagnostic test for obsessive-compulsive disorder (OCD). According to the National Institute of Mental Health, OCD occurs in about one in fifty Americans, and OCD related social and economic costs exceed $8 billion annually. In the United States and western Europe, 3 million children are screened for OCD each year. There is currently no laboratory test available to diagnose OCD, and Callisto Research Labs believes its diagnostic test, designed to identify a marker for the disease in affected patients, will assist psychiatrists in establishing the appropriate medical and/or psychological treatment. Callisto Research Labs has identified a molecular marker, designated D8/17, consistently and selectively present on the immune cells of OCD patients. The marker can be detected with a monoclonal antibody for which Callisto Research Labs holds a patent. Two independent clinical trials with more than 100 subjects, published in the American Journal of Psychiatry, confirm the validity and utility of Callisto Research Labs' diagnostic marker for OCD.

Treatment for OCD

            Callisto Research Labs is also conducting basic research on the molecular and immune mechanisms that cause OCD with the objective of developing specific therapeutic products for the treatment of this disorder. An observation made by Dr. Zabriskie has led to new knowledge of the pathogenesis of this disease. and will be the basis for the rational design of a drug for the treatment of this disease that affects five million people in the United States. The design and synthesis of this drug are dependent on Callisto Research Labs' special expertise in protein chemistry.

Rheumatoid Arthritis

            Based on experience with an animal model of rheumatoid arthritis Callisto Research Labs is exploring several promising approaches to the development of therapies for this widespread and crippling autoimmune disease.

Research and Development

Building a Technical Platform

            Callisto Research Labs is building a scientific and manufacturing platform for the discovery, development and production of unique products for the diagnosis and treatment of microbial, autoimmune and neurological diseases. The steps in the development of these products are as follows:

            o The isolation, purification, analysis and molecular characterization of microbial antigens, virulence factors, and cellular antigens responsible for human microbial diseases.

            o The design and synthesis of proprietary antigens that evoke a protective immune response to specific microbes or other agents that cause human disease.

            o The production of ligand or antigen specific peptides, polypeptides and antibody products that neutralize the infectious microbes or cell products that are the cause of disease.

            o The development and production of polyclonal human recombinant antibody products for the treatment of disease.

            o The molecular characterization of antibodies and mechanisms involved in autoimmune diseases.

            o The design, synthesis and production of peptide and antibody products for the treatment of autoimmune diseases.

            o The production of specific monoclonal antibodies that are the basis of products used in the diagnosis of disease.

Drug Development Program

            Callisto Research Labs' drug development program has been designed to be cost effective and efficient. Once ligand specific peptides are designed and proprietary organisms that are the source of ScFv antibodies are developed in the laboratories of Callisto Research Labs and its affiliates, Callisto Research Labs intends, initially, to contract out the production of such products. Callisto Research Labs believes that excess capacity for the production of recombinant human proteins exists, and that this drug development strategy will save Callisto Research Labs considerable capital investment at the initial stages of product development and commercialization. A similar approach may be taken to the development of mammalian and avian polyclonal antibody products, which may be produced by strategic alliances with several companies that have considerable expertise in these areas.

            Once compounds are developed for clinical trials, Callisto Research Labs intends to further streamline the development and approval of its drugs by strategies that have served other successful emerging biotechnology companies well. Thus, it will conduct clinical trials in economic settings. It will seek to prove efficacy and safety for narrow indications before expanding the use of its drugs for wide applications. It will choose to develop drugs that have potentially broad applications. Callisto Research Labs will establish proof of principle through investigator INDs and will take advantage of the rapid development structure afforded by the Orphan Drug Act. Finally, it will seek early licensing of its products to provide funds for rapid development and exploitation of its opportunities.

            In the final development stage, supported by adequate funds from new investment, licensing fees, and product revenues, it will seek to expand its manufacturing base to assure timely delivery and maintain exclusive control over developmental and manufacturing innovations in the production of its drugs.

Product Candidate Summary

            The following table lists the status of Callisto Research Labs' product candidates and research and discovery programs. A more detailed description of these product candidates and research and discovery programs follows. Callisto Research Labs' product candidates are subject to risks of failure inherent in the development of products based on innovative technologies.


      Product Candidates                                 Program/Disease                      Status of Development*
------------------------------------------------   ------------------------------------   ----------------------------
      Diagnostic Marker for Obsessive -                  OCD                                  Clinical
      Compulsive Disorder
------------------------------------------------   ------------------------------------   ----------------------------
      Superantigen Product Group                         Toxic Shock Syndrome due to          Preclinical/
                                                         Staphylococcal and                   Clinical
o     Antitoxin Antibodies                               Streptococcal toxins.
                                                         Collateral therapy in the
o     Synthetic peptide antitoxin                        treatment of SIRS.

o     Polypeptide antitoxin vaccine
------------------------------------------------   ------------------------------------   ----------------------------
      Antibody, receptor antagonist or                   OCD                                  Basic Research
      ligand specific polypeptide that
      blocks action of antineuronal
      auto-antibodies in OCD
------------------------------------------------   ------------------------------------   ----------------------------
      Anti-mucopeptide antibodies,                       Rheumatoid Arthritis                 Basic Research
      enzymatically derived mucopeptide
      fragments, and synthetic peptides
------------------------------------------------   ------------------------------------   ----------------------------

      *Research activities include initial research and development related to the specific therapeutic and its delivery. Preclinical indicates that Callisto Research Labs is conducting pharmacology testing, toxicity testing, formulation process development, and/or development of the manufacturing process prior to possible submission of an IND.

Obsessive-Compulsive Disorder and Related Diseases - Description

            Obsessive-Compulsive Disorder (OCD) is a chronic and often disabling medical condition that is characterized by recurrent thoughts (obsessions) and/or repetitive rituals (compulsions) that are distressful and/or interfere with life's routine. Approximately five million people in the U.S., or one in 50 Americans, are thought to suffer from OCD. Of these five million, a majority have not been diagnosed. About 15 to 20 per cent of persons with OCD come from families in which another immediate family member has the same or similar problem. Although OCD usually begins in adolescence, it may begin in childhood. For the most part, onset is gradual, but there are cases of acute onset. The majority of individuals have a waxing and waning course, with exacerbation of symptoms that may be related to stress. About 15% show progressive deterioration in occupational and social functioning. OCD may also be associated with major depressive disorder, other anxiety disorders, (e.g. social phobia, panic disorder) and eating disorders.

            Tourette's syndrome is another neurological disorder characterized by involuntary movements and uncontrollable vocal sounds called tics. In the U.S. population, approximately 100,000 cases of Tourette's syndrome have been documented. There is a high incidence of OCD in individuals with Tourette's syndrome, with estimates ranging from 35 to 50 percent. Autism is another developmental disorder that is detected by age 3 and about 125,000 children suffer from this brain disorder in the U.S.

            The current diagnosis of these psychiatric disorders is based on family history, observation, and the response of patients to a questionnaire and the allocation of a subjective score. Positron Emission Tomography, MRI, EEG and CT have been used to confirm the diagnosis but these are expensive and seldom used. Callisto Research Labs believes there is a critical need for an objective and cost effective diagnosis for OCD and related neurological disorders that is amenable to mass screening.

Callisto Research Labs' Diagnostic Test for Obsessive-Compulsive Disorder

            Callisto Research Labs has developed a test for the diagnosis of OCD and related neurological disorders. This immunodiagnostic test is based on a monoclonal antibody, tagged with a fluorescent dye that detects a marker called D8/17 that is present in the immune cells of children diagnosed with OCD and related disorders. Using a monoclonal antibody that detects D8/17 on cells. Callisto Research Labs' investigators collaborating with the National Institutes of Health and the University of Florida undertook two open-label studies to determine if the marker D8/17 was a positive indicator of OCD. In the first study, immune cells from 85% of children who were diagnosed as having OCD or other tic disorders were positive for the D8/17 marker, while cells from normal children exhibited background fluorescence. In the second study, immune cells of all children diagnosed with OCD scored positive for the D8/17 marker. In addition, the number of immune cells bearing D8/17 or the concentration of this marker on B cells appeared to correlate with disease severity. A total of 112 children participated in these studies. Following the publication of these results, a large number of academic institutions have submitted blood samples to Rockefeller for analysis of D8/17.

            Current pharmacotherapy for the treatment of OCD and related disorders utilizes serotonin reuptake inhibitors, a major class of psychiatric drugs most commonly used in the treatment of depression. The overuse of psychiatric drugs in children is a serious public health concern, and Callisto Research Labs believes that an objective and sensitive test for OCD would guide physicians in the appropriate prescription of these medications.

            A second major problem associated with these drugs is that patients have to be treated for a considerable period of time before the onset of clinical improvement. In addition, different chemical classes of inhibitors are available and when patients are unresponsive to one class, they are often treated with a different class. A diagnostic test that could predict efficacy before the onset of clinical improvement would significantly expand the market for this test. Callisto Research Labs plans to submit protocols to various Institutional Review Boards for approval and to initiate these studies. These studies will ascertain whether the number of immune cells bearing D8/17 or the concentration of this marker on these cells decreases following drug therapy thereby predicting clinical improvement.

            Callisto Research Labs' current test is a cell based fluorescence assay and the blood samples are processed before the immune cells are fixed and stained with anti-D8/17 antibody. To simplify the diagnostic test Callisto Research Labs is developing a second generation assay that will employ the fluorescent activated cell scanner (FACS) technique currently used in most hospitals to detect surface antigens such as CD4+ and CD8+ lymphocytes to determine their ratios seen in HIV patients. To date 50 samples have been tested by both conventional immunofluorescence and FACS analysis. Analysis demonstrated 90%-100% correlation of the two tests and their ability to distinguish OCD patients from controls. The advantage of the FACS analysis is that it counts 10-20,000 cells very rapidly, gives an objective read-out and can be standardized in all hospitals in the world using these machines.

Streptococcal and Staphylococcal Toxic Shock Syndrome

            A vast majority of gram-positive bacterial infections induced by Streptococcus pyogenes or Staphylococcus aureus have been controlled by antibiotic therapy. However, with the emergence of antibiotic resistant bacteria, the incidence of antibiotic resistant infections in the normal population is on the rise. The incidence increases with age and older people are more susceptible to developing infection. The frequency of infection is also increased in immunocompromised patients or those in surgical, transplant, trauma or burn units. Patients receiving an invasive prosthesis also appear to be at a higher risk. The most serious form of a gram-positive bacterial infection is Toxic Shock Syndrome. 20,000 cases of TSS are reported annually in the US. Fever, hypotension, rash, and multiple organ failure characterize this disease. Mortality is high, estimated at 30-50%. Therapy is supportive and consists of the use of antibiotics, fluid replacement, pressors (drugs to increase blood pressure), and intravenous immunoglobulin.

            Toxin molecules (exotoxins and enterotoxins) synthesized by Streptococci or Staphylococci are responsible for TSS. These toxins (known as superantigens) non-specifically activate the cells of the immune system and induce the synthesis of inflammatory cytokines (signaling proteins synthesized by immune cells) such as TNF(alpha), IL-1 and IL-6- TNF(alpha) appears to be the first cytokine synthesized, and in turn it induces the synthesis of IL-I and IL-6. Aberrant induction of cytokine release is followed by an overwhelming inflammatory response leading to shock, multiple organ failure and, frequently, death.

            Using a synthetic peptide whose sequence is similar to various toxins of gram-positive bacteria, Callisto Research Labs has developed a proprietary antibody (ATS antibody) that recognizes the different toxins and neutralizes their biological effect. The ATS antibody has been shown to inhibit the synthesis of cytokines and protect animals from shock.

Antipeptide Treatment of Streptococcal and Staphylococcal Toxic Shock Syndrome

            Callisto Research Labs, through its collaboration with Rockefeller, has identified a peptide sequence that is common to various toxins of Streptococcus pyogenes and Staphylococcus aureus. An antibody directed against this peptide (antipeptide antibody) recognizes the entire family of Streptococcal and Staphylococcal toxins. Non-specific activation of immune cells induced by the various toxins and the synthesis of TNF(alpha) is blocked when these cells are exposed to the antipeptide antibody. In animal studies this antibody protects rabbits from the lethal effects of a number of different toxins. In a clinical setting, the antipeptide antibodies would be administered early in toxic shock cases to block the deleterious effects of these toxins. Callisto Research Labs expects its ATS antibody to be sold principally to hospitals for use in critical care or emergency room settings.

Systemic Inflammatory Response Syndrome

            The Systemic Inflammatory Response Syndrome may be characterized as a series of systemic biological responses to infection or other severe systemic challenges. Its early diagnosis is based on the presence of two of the following signs: body temperature greater than 38(degree)C or lower than 36(degree)C; heart rate greater than 90 beats per minute; tachypnea (rapid breathing) and an abnormal white cell count. A positive blood culture for bacteria may or may not be demonstrated. When organ dysfunction is observed, SIRS has progressed to severe sepsis. When the clinical disease has progressed to severe sepsis with multiple organ failure, the outcome is often fatal. Approximately 400,000 to 500,000 cases of SIRS are reported annually and the mortality rate is high, estimated at 15-20% (40-60% in severe cases). Therapies for the treatment of SIRS are supportive and with the exception of steroids, do not address the disease process. Current therapy involves the use of high doses of antibiotics, aggressive fluid replacement, pressor agents and steroids.

            The principal inducer of SIRS is lipid A, the glycolipid that is present in lipopolysaccharide(LPS), a component of the outer membrane of gram-negative bacteria. LPS induces the synthesis of a variety of cytokines including TNF(alpha), IL-1 and IL-6. TNF(alpha) appears to be the first cytokine induced followed by IL-1 and IL-6. Many experimental therapies (anti-LPS, IL-1 receptor antagonists. TNF(alpha) receptor and anti-TNF(alpha)) have been developed for the treatment of SIRS. Many of these agents have failed in clinical trials. These therapies were considered rational and novel at the time of their development. Some of the therapies were designed to neutralize the biological effects of cytokines (TNF(alpha), IL-1). It is thought that failure was due to administration of the drugs too late in the progress of the disease. Others cite the lack of homogeneity in the patient groups studied. Nevertheless, examples can be cited in which agents targeting endotoxin or TNF(alpha) were quite effective when utilized for prophylaxis or employed early in the SIRS response in homogeneous clinical groups.

            Recent information on SIRS suggests that these patients often have low-grade fever and concomitant infection with gram-positive bacteria. Studies conducted at Rockefeller and other institutions indicate that the toxicity associated with LPS is significantly enhanced (greater than 1,000 fold) by the toxins synthesized by gram-positive bacteria. The failure of anti-LPS antibody may have been due to the inability of anti-LPS antibody to neutralize the effects of the toxins synthesized by gram-positive bacteria.

            Having evaluated the large amount of data collected following these failed clinical trials and potential reasons for their failure. Callisto Research Labs' approach to the clinical management of SIRS is conservative. The potential products target the toxic bacterial components or products (the root cause of the disease) rather than the downstream events resulting from the interaction of the inducers with the immune system. Since the timing of pharmacological intervention is critical- therapy will be initiated when SIRS is suspected. The effects of Callisto Research Labs' drugs will first be studied in homogeneous groups of patients with well-defined diseases among whom a fatal outcome in the absence of SIRS would not be anticipated. Two different clinical approaches have been designed by Callisto Research Labs to treat SIRS.

Antipeptide Antibody treatment of SIRS

            In the first approach, patients with SIRS are targeted to receive the antipeptide antibody that is being developed for the treatment of TSS. As stated earlier, recent animal studies conducted at Rockefeller and other institutions indicate that the toxicity of LPS is greatly enhanced when non-toxic amounts of staphylococcal enterotoxins are injected. Blocking the effects of enterotoxin by the antipeptide antibody markedly reduces the toxicity associated with LPS. Evidence supporting this approach has been derived in animal models of SIRS. In these studies, the antipeptide antibody protected rabbits from lethal SIRS when they were treated with a combination of LPS and enterotoxin. TNF(alpha) synthesis was significantly curtailed. Treatment with the antipeptide antibody will be initiated early in the disease process.

            Treatment with the peptide itself has also proved effective in animal models of septic shock. The 12 amino acid peptide is able to inhibit lethality in a mouse model of septic shock. The peptide can be administered up to 2 hours after the second hit in a two hit model of septic shock. Treatment with the peptide itself could prove to be useful even after the patient enters the hospital.

Invasive Fasciitis caused by Group A Beta-hemolytic Streptococci

            Group A beta-hemolytic streptococcus (GABS) may be the agent of a rapidly spreading infection known as invasive fasciitis. The condition is resistant to treatment and has a death rate of 20-50%. In severe cases the progression of the disease may be too rapid to be stopped with antibiotics and aggressive surgical debridement is required. Therapy usually includes Clindamycin, which has several favorable actions. It kills bacteria, suppresses toxin synthesis, facilitates phagocytosis and suppresses synthesis of penicillin-binding proteins. Finally, it inhibits LPS-induced TNF(alpha), production by monoocytes. Such infections are accompanied by toxic shock syndrome, which is expected to respond to Callisto Research Labs' ATS antibody. Experimental evidence by C. D. Ashbaugh et al. suggests that the rapidly invasive fasciitis is expected to respond more favorably to treatment with an antibody against GABS carbohydrate antigen.

The Challenge and Opportunity of Autoimmune Disease

            Autoimmune diseases, which affect eight to ten million Americans, are chronic, debilitating, and in some cases life-threatening conditions in which the immune system, designed to protect a human or animal from foreign pathogens, infectious organisms, and malignant tumors, turns upon its host and attacks and destroys tissues and organs. These diseases tend to be chronic, age-related and more common in females.

            Autoimmune disease is a term referring to a spectrum of diseases sharing a common characteristic, i.e. abnormal alteration of the production, selection and function of immunocompetent cells, so that these cells or their humoral products attack and destroy the normal cells and tissues of the body. Autoimmune diseases are systemic diseases, but are divided into distinct diseases or disease syndromes as a result of restriction of the autoantibody response and preferential attack or destruction of cell components, tissue types and organs. Thus, in rheumatoid arthritis, connective tissue of the joints is most affected while systemic lupus erythematosis, a systemic disease, refers to a skin lesion, first presenting on the face.

            Susceptibility to the changes that occur in these cells appears to be genetically determined. However, abnormalities in the normal process of somatic mutation that characterizes the immune response are usually involved and an external antigenic stimulus often appears to be an initiating event. Abnormalities in the function of T-cells to induce NK cells to suppress forbidden clones that attack normal tissues may occur. Acute and chronic damage occurs to tissues as a direct result of attack by antibodies and T-lymphocytes. Finally, immune complexes evoke a destructive inflammatory response mediated by complement.

            Therapy of these diseases has been based on a variety of strategies, and has become more focused and rational as knowledge of the detailed pathogenesis of these conditions has increased. Thus, attention has shifted from symptomatic therapy and surgical repair, to interest in broad-spectrum anti-inflammatory and immunosuppressive agents and finally to anti-cytokine and immunomodulatory interventions based on detailed knowledge of the cellular and molecular events involved in the induction of autoimmunity.

Rheumatoid Arthritis

            Rheumatoid arthritis (RA) is an often painful condition of the joints which affects approximately one per cent of adults in the United States and worldwide. This prevalence appears even higher in certain populations and women have a 2 to 3 fold higher risk of being affected. The causes of this syndrome are multifactorial and, in many cases, unexplainable. Although often exacerbated by bacterial infections in affected joints, these infections will also directly cause RA. With the specific objective of developing immunomodulatory and anti-cytokine drugs for rheumatoid arthritis, Callisto Research Labs intends to employ its expertise in peptide and antibody design in an experimental model of the disease in rats. This model is already established in the laboratory at Rockefeller University which will allow a number of approaches to the treatment of experimental autoimmune arthritis, which may lead to the discovery of several effective therapeutic agents for the human disease.

            o The induction of resistance to arthritis in rats by a mucopeptide-polysaccharide complex by injection of enzyme digested complex. The identification of peptide mimitopes of the mucopeptide fragments which elicit a protective antibody response. Testing the ability of such a product to prevent or mitigate the progress or development of rheumatoid arthritis in animals and humans.

            o The development of hr Sc Fv or hr Fab antibodies against the cytokine TNF(alpha).

            o The development of an orally ingested antigen that induces antigen-specific systemic hyporesponsiveness.

            o The design and trial of soluble MHII:autoantigenic peptide complexes to be employed to inhibit the recall antigen proliferative response of T clones or draining lymph node cells in RA.

            o The development of anti-idiotypic antibodies that block RF (rheumatoid factor).

            o The development of ligand-specific peptide agents that block the autoimmune antibodies in RA without binding MHC antigens.

            o The development of peptide drugs that bind Fc receptors and impede the formation of immune complexes by rheumatoid factor.

            o Suppression of T cell dependent, antibody mediated autoimmune responses to target proteins, for example Fc, by administration of high doses of specific peptides. Suppression of the T cell proliferative response to the dominant peptides of such proteins.

Synergy Pharmaceuticals Inc.

            Synergy is engaged in the development of novel human therapeutics based on two technology platforms: 1) Atiprimod for treatment of multiple myeloma and autoimmune diseases ("Atiprimod"), and 2) guanylyl cyclase receptor agonists ("GCRA") for treating colon cancer, ulcerative colitis and asthma. From these two technologies, Synergy currently has one drug candidate with an active IND and an IND amendment for new therapeutic areas, with at least one IND expected to be filed within the next year.

Atiprimod To Treat Multiple Myeloma

            On August 28, 2002, Synergy entered into a license agreement with AnorMed, Inc., a Canadian corporation, to license Atiprimod (SKF 106615) from AnorMed. Atiprimod is one of a class of compounds known as azaspiranes and was originally developed as a potential treatment for rheumatoid arthritis. The development of this drug originated with a partnership between AnorMed and SmithKline Beecham that led to the successful filing of an IND and completion of two Phase I clinical trials. Atiprimod was developed as a treatment for rheumatoid arthritis based on encouraging data from a number of animal models of arthritis and autoimmune indications. The drug successfully completed both single and multiple dose Phase I clinical trials in patients with rheumatoid arthritis. Both trials evaluated the safety and pharmacokinetics of Atiprimod and showed that the drug is well tolerated. In addition, the drug was also found to be well tolerated in a 6-month daily-dose extension study performed with a number of patients from the first two studies.

Mechanism of Action

            Atiprimod is a macrophage-targeting agent, which affects three areas of immune response: lysosomal processing, T-cell proliferation and inflammatory mediators. Atiprimod modifies lysosomal pH, thus decreasing auto-antigen presentation, but does not lead to a generalized immunosuppressive state. Moreover, although T-cell proliferation is reduced in Atiprimod-treated animals, it is not completely suppressed. Notably, Atiprimod has been shown to potently inhibit the production of the pro-inflammatory mediators IL-6 and TNF. In addition, in co-cultures of plasma cells and bone marrow stem cells, the drug has been shown to have a profound effect on VEGF, a well-known anti-angiogenesis growth factor.

Preclinical Studies

            Atiprimod's specific lowering effect on the level of key growth factors known to play an important role in the pathogenesis of multiple myeloma
(MM) is the basis for its potential use as a drug to treat this disease. Atiprimod has been demonstrated using in vitro models of MM autocrine and paracrine growth to inhibit proliferation of a number of human multiple myeloma cell lines with an IC50 in the range of 500 - 1500 nM concentrations. Characterization of the mechanism of Atiprimod's antiproliferative activity in a series of experiments showed that the drug works by inducing apoptosis (programmed cell death) in myleoma cells. In a second series of experiments performed with Atiprimod on co-cultures composed of multiple myeloma cells plus bone marrow stromal cells (used to simulate the human disease), the drug was found to have a profound effect on secretion of the angiogenic growth factor VEGF, displaying an IC50 of 100 nM. A separate set of experiments also suggest an additional explanation for the disease modifying activity of Atiprimod originally observed in arthritic-rat (AA rat) animal studies, and provide a further rationale for the application of this drug to treat multiple myeloma. Using a bone resorption assay to measure the effect of drug on osteoclast-mediated bone resorption, Atiprimod demonstrated a profound effect on osteoclast function. Atiprimod showed complete inhibition of bone resorption at 500 nM, displaying an IC50 of 200 nM for this effect. The drug appears to be selectively toxic for activated osteoclasts, displaying a negligible effect on bone marrow stromal cells. Because osteoclasts play an important positive role in normal bone metabolism, in addition to their deleterious effects in non-regulated pathological conditions such as osteoporosis and a number of other bone diseases, Atiprimod was evaluated to see whether it adversely affects normal osteoclast function. In a separate series of experiments, Atiprimod at doses causing 80% or more inhibition of paw inflammation in the AA rat (20 mg/kg) produced no significant effect on growth of long bones. In contrast, the immunosuppressive drugs cyclosporin A and rapamycin demonstrated significant effects on long bone growth and decreased trabecular area with a concomitant increase in trabecular separation. The study showed that Atiprimod causes no significant skeletal changes in the growing rat, whereas cyclosporin A and rapamycin induce significant changes to the skeleton. These findings have important implications to the treatment of MM and other bone resorption disorders. Atiprimod has also recently been demonstrated to show anti-cancer activity in the low micromolar range in human colorectal cancer cell lines and a number of human tumor cell lines. The drug was found to induce apoptosis and display anti-angiogenic activity. Additional anticancer uses for Atiprimod are presently being evaluated preclinically.

Summary of Biological Studies

            The results from these in vitro experiments and from earlier studies on Atiprimod's immunomodulatory and anti-osteoclastic activity taken together form the basis for evaluating Atiprimod in multiple myeloma and bone destruction due to cancer. Comparison of the various effects elicited by Atiprimod with those associated with disease activity and disease stage of multiple myeloma indicate that this drug has a unique therapeutic potential as a treatment for this disease, as it simultaneously lowers serum IL-6 and VEGF, the two growth factors generally recognized to play the major role in the pathophysiology of multiple myeloma, in addition to lowering TNF(alpha), sIL-2r and IL-1 levels, three other growth factors associated with the disease. An additional characteristic of Atiprimod that argues strongly for its potential role in treating multiple myeloma is the effect it has on inhibiting activated-osteoclast driven bone resorption, a key debilitating factor associated with the pathology of multiple myeloma, and which is generally recognized to accelerate disease progression. This last characteristic may be important to its potential use in treating other osteolytic bone diseases such as metastatic breast and prostrate cancer.

Clinical Studies

            Atiprimod successfully completed single and multiple dose Phase I clinical trials in patients with rheumatoid arthritis (RA). In the initial Phase I study, 28 patients were given single escalating doses of drug (0.002 - 1.0 mgkg), with a 4-month follow-up. Atiprimod was well tolerated, displaying no clinically relevant changes in any laboratory parameters. In particular, liver function tests remained in the normal range. The second Phase I study involved a 28-day multiple-dose-rising study in 35 RA patients. The study evaluated effect of food on bioavailability, as well as the safety and pharmocokinetics of repeat dosing. Dosages included 0.1, 1.0, 5.0, and 10 mg/day plus a 14-day cohort at 30 mg/day, with 4-month follow-up. All doses were well tolerated and clinical tests were unremarkable. Individuals from the 2 Phase I safety studies were also involved in a long-term, open-label extension trial utilizing 5-mg daily doses of drug. Forty-three patients entered the study and remained on drug as long as 12 months. Clinical laboratory results for all patients were unremarkable; in particular liver enzyme levels remained with the normal range in all patients throughout the study period. Significantly, reductions in tender and swollen joint counts were noted in a number of subjects during the course of the dosing period. A Phase II multiple-center trial plan to further evaluate Atiprimod in RA patients was accepted by the United States Food and Drug Administration (the "FDA"). The trial was never implemented.

Manufacturing

            A practical, efficient and cost effective synthesis for producing Atiprimod on a large-scale basis has been developed. In the process, a new dimaleate salt form with superior physical properties (e.g. non-hygroscopic, improved crystallinity and higher stability) has been developed. Capsule and table formulations of Atiprimod are feasible.

Intellectual Property

            Atiprimod and its analogs have extensive worldwide patents and patent filings for multiple myeloma, osteolytic bone diseases, autoimmune and inflammatory diseases. Recent filings have also broadened Atiprimod's coverage to include use against a variety of cancers. Notably, a composition-of-matter patent on the dimaleate salt form of Atiprimod allows patent coverage to 2016.

Atiprimod Competitive Advantages

            o           Novel mechanism for a lethal cancer - multiple myeloma

            o           Completed Phase I safety trials successfully

            o IND for multiple myeloma can be submitted in 2-3 months (resubmission of Glaxo-SmithKline IND)

            o Run essentially two simultaneous clinical trials in same patient cohort-multiple myeloma and bone resorption

            o           GMP process and scale-up completed by Glaxo SmithKline

            o           7.5 kilos of GMP material available

            o Strong National Cancer Institute in-vitro data for solid tumors - new patent protection for many major markets

            o Orally bioavailable small molecule with excellent patent protection

Development Strategy

            Synergy intends to amend the SmithKline IND for the new indications of multiple myeloma and bone resorption and submit the application by July 2003. Synergy has recruited the world's leader in multiple myeloma, Dr. Ken Anderson, of the Dana Farber Cancer Institute to design and carry out the clinical development of this drug for multiple myeloma. Synergy has also recruited Dr. Moshe Talpaz of the MD Anderson Cancer Center in Houston, Texas, a world renowned clinical oncologist, to also be involved in the clinical development of Atiprimod.

            The primary indication of this Atiprimod trial will focus on multiple myeloma but Synergy will also look at bone resorption, a critical life threatening associated problem in multiple myeloma patients. Synergy has preclinical data showing a potent ability to suppress bone resorption. If successful, this indication would have broad applicability to metastatic breast and prostate cancer along with primary bone cancers all of which constitute a very large market opportunity.

            Over 7 kilos of GMP drug substance is available from SmithKline and Synergy believes the supply will be sufficient for development into Phase III. Synergy has also tested Atiprimod in the National Cancer Institute cancer screen and found the drug to be highly active in most solid tumors. Synergy will complete mouse model studies in breast, colon, lung and prostate solid tumors. Successful completion of these models will provide an additional therapeutic indication which would require only a small amendment to the existing IND to begin further clinical trials of Atiprimod. New patents have been filed for this new Synergy discovery. With extended human experience Synergy intends to revisit the autoimmune therapeutic area by completing preclinical models for Crohn's disease and ulcerative colitis.

Guanylyl Cyclase Receptor Agonist Technology

            Synergy's guanylyl cyclase receptor agonist (GCRA) program is focused on a field of pharmacology with profound implications for future treatment of colon cancer, other cancers, and for the treatment of inflammation including Crohn's disease, ulcerative colitis, and general organ inflammation, such as asthma The basic focus of this work is the control of cyclic GMP (cGMP), an important second messenger involved in regulation of a variety of physiological conditions in the body. Recent advances in our understanding of cellular signaling pathways have elucidated the central role of cGMP, an intracellular signaling molecule involved in key cellular functions that are tied to inflammation, anti-tumorigenic responses and/or cellular death (apoptosis). Synthesis of cGMP in cells of the gastrointestinal tract and other specific organs of the body is promoted through the action of a guanylyl cyclase receptor (GC-C) activated by binding of the agonist uroguanylin, a hormone discovered in the early 1990's. Uroguanylin is produced and secreted by specialized cells in the human gastrointestinal tract and binds to GC-C receptors of the intestine and colon where it activates synthesis of cGMP, leading to apoptosis, an important event in the turnover of cells lining the GI tract mucosa. Disruption and/or irregularities in the turnover of cells, as is the case with individuals displaying reduced levels of endogenous uroguanylin, can lead to precancerous polyps, colon cancer and inflammatory bowel diseases. Production of uroguanylin is dramatically suppressed in colon cancer patients, and there is increasing evidence that the deficiency of uroguanylin is one of the major reasons for development of polyps and colon cancer. Since the discovery of guanylin peptides (agonists of cGMP production) a decade ago, this area of research has grown considerably as demonstrated by the large number of publications in this new field. The discovery that uroguanylin is dramatically reduced in gastrointestinal polyps and colon cancer and that the deficiency of this hormone peptide is linked to the onset of colon carcinogenesis is the basis for the development of GCRA peptides as drugs to treat colon cancer.

            Synergy has established a major program to develop agonists as drugs that enhance cGMP production for treatment of this cancer condition. In addition, GCRA compounds are being developed by Synergy to treat other cancers, gastrointestinal inflammation and asthma and other general organ inflammation. Synergy expects the guanylate cyclase-signaling pathway to eventually reach similar standing to that of the cAMP/adenylasc cyclase system in terms of regulation of a wide range of important cellular functions in the body.

Synergy GCRA Program Superior to Uroguanylin

            Synergy decided at the beginning of this program that to have an acceptable drug candidate it needed to identify a clinical candidate that had characteristics superior to that of uroguanylin that would enable drug development. Uroguanylin suffers from several problems noticeably inter-conversion to biologically inactive conformers, low activity at physiologic pH and major purification problems associated with the 2 sulfide bridge folded final products. Synergy believes it has successfully overcome all of these problems.

Competitive Advantages

            o Synergy's GCRA peptide is the only potential drug to up-regulate cGMP within cells.

            o Synergy's GCRA peptide is the only drug that concurrently down-regulates production of leukotrienes, prostaglandins and activation of NFCIB, mediators of inflammation and carcinogenesis.

            o cGMP is the primary early stage mediator of the anti-inflammatory cascade with broad

            o Anti-inflammatory capability, as opposed to other strategies that focus on a single mechanism (e.g. Cox-2 inhibitors, 5-lipoxygenase inhibitors, NSAIDs).

            o Synergy's GCRA drug will act therapeutically against certain disease indications that aspirin and Cox-2 inhibitors will not be effective against (e.g. asthma, colon cancer).

            o cGMP has been shown to be the key regulator between proliferation and apoptosis in the GI tract where disregulation leads to polyps, colon cancer and GI inflammation (e.g. colon cancer, colitis).

            o Synergy's GCRA drug is not orally absorbed and thus will not display toxicity normally seen with other chemotherapeutic agents.

            o Synergy's GCRA drug is a highly unique small peptide with profound temperature, pH and protease stability (e.g. resistant to gastric and intestinal juices from human).

            o Unique compact 3D structure of the GCRA peptide affords this drug characteristics like that of other small molecule drugs.

Intellectual Property Rights

            Synergy has developed what it believes will be the dominating position in the use of guanylyl cyclase receptor agonist therapeutics in cancer and inflammation. The Synergy patent estate consists of 7 patent applications (1 final application, 6 provisionals) filed during 2001-2002 covering:

            o Composition-of-matter on novel GCRA peptides (many classes, covering 100's of sequences).

            o Use patents on novel peptides covering a broad array of cancers and organ inflammation diseases.

            o Use patents covering uroguanylin, guanylin and ST peptide on a variety of cancers and organ inflammation.

            o Combination therapy with phosphodiesterase inhibitors for treatment of cancer and organ inflammation.

Development Strategy

            Synergy's GCRA program is devoted to the development of peptide agonists of guanylyl cyclase receptor for treatment of cancer and inflammation. Novel analog peptides with rigid three-dimensional structures that stabilize the biologically functional conformation have been designed and synthesized. Synergy's in-house program is supported by key technical alliances with Dr. Gregory Nikiforovich (Washington University, St. Louis) an expert in the field of peptide computational chemistry and Prof. Leonard Forte (University of Missouri), discoverer of uroguanylin and a worldwide authority in the field of salt homeostasis. These scientists have worked closely with Synergy scientists on the development and testing of novel peptides. Based on molecular modeling of the basic uroguanylin structure, during the past year, Synergy has generated a library of peptide analogs and analyzed them for biological activity using in vitro cell assays measuring intracellular production of cGMP. This program has led to the generation of biologically functional analogs with enhanced characteristics. One of these analogs, SP304 has been chosen as a clinical candidate and has demonstrated superior biological activity, enhanced temperature and protease stability and superior pH characteristics relative to human uroguanylin. SP304 also exhibits only one biologically active conformation with no inter-conversion to inactive conformers as is seen with uroguanylin.

            Synergy plans to advance its lead clinical candidate (SP304) toward clinical development in 2003, with the goal of filing an IND on SP304 by 2004. Synergy's development strategy is focused on evaluating SP304 in animal models for these three immediate disease targets: 1) colon cancer, 2) asthma, and 3) ulcerative colitis. Results from these animal studies are expected in 2003, with the expectation of initiating preclinical studies for an IND in late 2003. SP304, the lead GCRA agonist peptide for treatment of colon cancer and ulcerative colitis is expected to exhibit no apparent toxicity, since the drug will be administered orally and is not absorbed from the intestinal tract. Additionally, SP304 is easy to produce, heat stable and extremely resistant to proteolysis, a highly novel characteristic for a peptide drug candidate. Synergy also has early plans to evaluate SP304 in an animal model of asthma, based on published work demonstrating the efficacy of uroguanylin against this disease indication. Assuming this is successful, Synergy will move forward aggressively with development of SP304 for this indication in the same timeframe.

Manufacturing

            We do not intend to invest in large scale manufacturing facilities until our product candidates pass significant development hurdles. We believe that all of our existing products in development can be made using well understood manufacturing methods. Nevertheless, we do not have manufacturing experience and we may not be able to develop reproducible and effective manufacturing processes at a reasonable cost. In such event, we will have to rely on third party manufacturers whose availability and cost is presently unclear.

Government Regulation

            Regulation by governmental authorities in the United States and other countries will be a significant factor in the production and marketing of any products that may be developed by us. The nature and the extent to which such regulation may apply will vary depending on the nature of any such products. Virtually all of our potential products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous pre-clinical and clinical testing and other approval procedures by the FDA and similar health authorities in foreign countries. Various federal statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations requires the expenditure of substantial resources. In order to test clinically, produce and market products for diagnostic or therapeutic use, a company must comply with mandatory procedures and safety standards established by the FDA and comparable agencies in foreign countries. Before beginning human clinical testing of a potential new drug, a company must file an IND ("Investigational New Drug") application and receive clearance from the FDA. This application is a summary of the pre-clinical studies that were conducted to characterize the drug, including toxicity and safety studies, as well as an in-depth discussion of the human clinical studies that are being proposed.

            The pre-marketing program required for approval of a new drug typically involves a time-consuming and costly three-phase process. In Phase I, trials are conducted with a small number of patients to determine the early safety profile, the pattern of drug distribution and metabolism. In Phase II, trials are conducted with small groups of patients afflicted with a target disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. In Phase III, large scale, multi-center comparative trials are conducted with patients afflicted with a target disease in order to provide enough data for statistical proof of efficacy and safety required by the FDA and others.

            The FDA closely monitors the progress of each of the three phases of clinical testing and may, in its discretion, reevaluate, alter, suspend or terminate the testing based on the data that have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. Estimates of the total time required for carrying out such clinical testing vary between two and ten years. Upon completion of such clinical testing, a company typically submits a New Drug Application ("NDA") or Product License Application ("PLA") to the FDA that summarizes the results and observations of the drug during the clinical testing. Based on its review of the NDA or PLA, the FDA will decide whether or not to approve the drug. This review process can be quite lengthy, and approval for the production and marketing of a new pharmaceutical or medical diagnostic product can require a number of years and substantial funding, and there can be no assurance that any approvals will be granted on a timely basis, if at all.

            Once the product is approved for sale, FDA regulations govern the production process and marketing activities, and a post-marketing testing and surveillance program may be required to monitor continuously a product's usage and effects. Product approvals may be withdrawn if compliance with regulatory standards are not maintained. Other countries in which any products developed by us may be marketed may impose a similar regulatory process.

Competition

            The biopharmaceutical and medical diagnostic industries are characterized by rapidly evolving technology and intense competition. Our competitors include major pharmaceutical, biotechnology and medical diagnostic companies, most of which have financial, technical and marketing resources significantly greater than our resources. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint venture. We are aware of certain development projects for products to prevent or treat certain diseases targeted by us. The existence of these potential products or other products or treatments of which we are not aware, or products or treatments that may be developed in the future, may adversely affect the marketability of products developed.

Facilities

            We lease office space at 420 Lexington Avenue, Suite 601, New York, New York.

Employees

            As of December 31, 2002, the Company did not have any employees, Synergy had 4 employees and Callisto Research Labs had 2 employees.

Certain Market Information

            Prior to April 30, 2003, there was no market for our common stock. Our common stock is quoted on the OTC Bulletin Board under the trading symbol "WBTN.OB."

                                   MANAGEMENT

Our Directors and Executive Officers

            The following table sets forth information regarding our executive officers and directors as of May 14, 2003:

Name                      Age     Position
----------------------    ----    ----------------------------------------------
Christoph Bruening        35      President, Secretary and Director


            Mr. Bruening was appointed director and President/Secretary of the Company on January 21, 2003 to fill the vacancy resulting from the resignation of Yanina Wachtfogel. He is a member of the advisory board of Clarity AG, and served as a member of the board of Matchnet plc. Mr. Bruening organized Value Relations GmbH, a full service investor relations firm operating in Frankfurt, Germany in 1999 and currently serves as its Managing Partner. From 1998 to 1999 he served as a funds manger and Director of Asset management for Value Management & Research AG , a private investment fund and funds manager operating in Germany. From 1997 to 1998 he was a financial analyst and Head of Research for Value Research GmbH. Mr. Bruening holds a Bachelor of Science Degree in Chemistry from Technischen Universitat Darmstadt.

Stock Option Plan

            In April 2003, we assumed the obligations of Callisto Research Labs under the Callisto 1996 Incentive and Non-Qualified Stock Option Plan, as amended (the "Plan"). We did not have any stock option plans prior to the Merger.

            We rely on incentive compensation in the form of stock options to retain and motivate directors, executive officers, employees and consultants. Incentive compensation in the form of stock options is designed to provide long-term incentives to directors, executive officers employees and consultants, to encourage them to remain with us and to enable them to develop and maintain an ownership position in our common stock.

            The Plan authorizes the grant of stock options to directors, eligible employees, including executive officers and consultants. The value realizable from exercisable options is dependent upon the extent to which our performance is reflected in the value of our common stock at any particular point in time. Equity compensation in the form of stock options is designed to provide long-term incentives to directors, executive officers and other employees. We approve the granting of options in order to motivate these employees to maximize stockholder value. Generally, vesting for options granted under the Plan is determined at the time of grant, and options expire after a 10-year period. Options are granted at an excise price not less than the fair market value at the date of grant. As a result of this policy, directors, executives, employees and consultants are rewarded economically only to the extent that the stockholders also benefit through appreciation in the market. Options granted to employees are based on such factors as individual initiative, achievement and performance. In administering grants to executives, we evaluate each executive's total equity compensation package. We generally review the option holdings of each of the executive officers, including vesting and exercise price and the then current value of such unvested options. We consider equity compensation to be an integral part of a competitive executive compensation package and an important mechanism to align the interests of management with those of our stockholders.

            As of April 30, 2003, options for 2,563,055 shares were outstanding under the Plan, and options for 7,436,945 shares remain available for future grants. The options we grant under the Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory stock options at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. The Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            Our former parent, the predecessor of Callisto Research Labs formerly paid all of our operations expenses, without any expectation that such outlays would be reimbursed.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table indicates beneficial ownership of the Company's common stock as of May 14, 2003 by:

            o Each person or entity known by the Company to beneficially own more than 5% of the outstanding shares of the Company's common stock;

            o           Each executive officer and director of the Company; and

            o All executive officers and directors of the Company as a group.

            Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage of beneficial ownership is based on stock outstanding as of May 14, 2003.

            Unless other indicated, the address of each beneficial owner listed below is c/o Webtronics, Inc., 420 Lexington Avenue, Suite 601, New York, New York 10170.

                                                        Percentage of Shares
     Name of Beneficial Owner      Number of Shares     Beneficially Owned
     ------------------------      ----------------     ------------------
Executive officers and
directors:
----------------------------------   -------------------    ----------
Christoph Bruening                        343,199              1.5
----------------------------------   -------------------    ----------
All Directors and Executive
Officers as a Group (1)                   343,199              1.5
----------------------------------   -------------------    ----------
Other 5% Stockholders:
----------------------------------   -------------------    ----------
Donald G. Drapkin                      2,350,000 (1)          10.0
----------------------------------   -------------------    ----------
Gabriel M. Cerrone                     2,759,237 (2)          11.5
----------------------------------   -------------------    ----------
Panetta Partners Ltd.                  2,009,237               8.6
----------------------------------   -------------------    ----------
Henry Venture II Limited               1,559,702               6.7
----------------------------------   -------------------    ----------
    Bridlington Ltd.                   2,321,050               9.9
----------------------------------   -------------------    ----------
    Berliner Technologies               2,316,000              9.9
     Group (3)
----------------------------------   -------------------    ----------

      (1) Includes 250,000 shares of common stock issuable upon exercise of stock options.

      (2) Includes 750,000 shares of common stock issuable upon exercise of stock options and 2,009,237 shares held by Panettta Partners Ltd. of which Mr. Cerrone is the managing member.

      (3) Includes 838,000 shares owned indirectly through Van Muren Partners LLC and 750,000 shares owned indirectly through Lazior Investment Group LLC.

                          DESCRIPTION OF CAPITAL STOCK

            The following description of our capital stock and provisions of our certificate of incorporation and bylaws is only a summary. You should also refer to the copies of our certificate of incorporation and bylaws which are included as exhibits to this report. Our authorized capital stock consists of 550,000,000 shares of common stock, par value $.00005 per share and 20,000,000 shares of preferred stock, par value $.0001 per share. As of May 14, 2003, there are 23,217,578 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

            Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

            Our board of directors is authorized without further stockholder approval, to issue from time to time up to a total of 20,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, there are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Stock Options

            In connection with the Merger, we assumed the obligations of Callisto Research Labs with respect to Callisto Research Lab's outstanding 2,563,055 stock options at April 30, 2003 and the Plan under which Callisto Research Labs had granted these options. Callisto Research Labs had also as of April 30, 2003 granted 947,505 options to officers, other employees and consultants. With respect to these non-plan options, the merger agreement obligates us to perform Callisto Research Lab's obligations to issue shares upon the exercise of outstanding options.

Transfer Agent and Registrar

            The transfer agent and registrar for our common stock is StockTrans, Inc., 44 W. Lancaster Avenue, Ardmore, Pennsylvania 19003.

                     RECENT SALES OF UNREGISTERED SECURITIES

            On April 30, 2003 the Company completed the Merger.. In connection with the Merger, the Company issued 17,318,994 shares of its common stock in exchange for outstanding Callisto Research Labs common stock and an additional 4,395,684 shares in exchange for outstanding Synergy common stock. In connection with the transaction, we relied upon the exemption from registration under the Securities Act set forth in Regulation D thereunder.

            In connection with the Merger, we assumed the obligations of Callisto Research Labs with respect to Callisto Research Lab's outstanding 2,563,055 stock options and the Callisto 1996 Incentive and Non-Qualified Stock Option Plan, as amended, under which Callisto Research Labs had granted these options. Callisto Research Labs had also granted 947,505 options to officers, other employees and consultants. With respect to these non-plan options, the merger agreement obligates us to perform Callisto Research Lab's obligations to issue shares upon the exercise of outstanding options. In connection therewith, the Company relied upon the statutory exemption provided by Section 4(2) of the Securities Act because such issuances did not involve public offerings.